SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 13, 2004

AUTHENTIDATE HOLDING CORP.
(Exact name of Registrant as specified in charter)

Delaware	0-20190	14-1673067
(State or other jurisdic-	(Commission	(IRS Employer
tion of incorporation)	File Number)	Identification No.)

2165 Technology Drive, Schenectady, New York	12308
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (518) 346-7799

(Former name or former address, if changed since last report.)

Item 5.  Other Events and Required FD Disclosure.

On February 13, 2004, Authentidate Holding Corp. (the “Company”) issued a press release announcing that its subsidiary, Trac Medical Solutions, Inc., has entered into a nine-year agreement with an affiliate of the American Association for Homecare (the “Association”) and bConnected Software, Inc. providing for the delivery of a software-based solution for the processing of Electronic Certificates of Medical Necessity (e-CMNs™) and other electronic health care forms. The e-CMN solution will incorporate the current CareCert™ technology, a software-based processing engine and applications from bConnected Software and the use of the USPS Electronic Postmark®. In a related transaction, Trac Medical Solutions entered into a software development and license agreement with bConnected Software providing for the terms and conditions for the development by bConnected of software to be integrated with Trac Medical’s current CareCert technology to provide certain of the functionality to be delivered pursuant to the agreement with the Association.

The agreements, which became effective as of February 12, 2004, provide that: (a) the Association will license to Trac Medical its logos and trademarks in connection with Trac Medical’s marketing efforts; (b) Trac Medical will develop and commercialize an enterprise edition of its CareCert solution; and (c) bConnected will develop software for the enterprise version of CareCert for Trac Medical.

The Company stated that the license fee for the e-CMN service will be between $36 and $50 per location per month and that the transaction fees will be between $1.80 and $3.00 per transaction. Certain of the revenues derived from these agreements will be shared with the Association and bConnected Software. The agreements became effective on February 12, 2004.

The press release is attached to this Report on Form 8-K as Exhibit 99.1

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

Listed below are the exhibits filed as a part of this report.

(c)	Exhibits

	99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2004	AUTHENTIDATE HOLDING CORP.
(Registrant)

By: /s/ Dennis H. Bunt
Dennis H. Bunt
Chief Financial Officer